                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                           SCHEDULE 13D (AMENDMENT)

                  Under the Securities Exchange Act of 1934


                             BORDEN CHEMICALS AND
                         PLASTICS LIMITED PARTNERSHIP
                         ----------------------------
                               (Name of Issuer)


                                 COMMON UNIT
                                 -----------
                        (Title of Class of Securities)


                                 099541 20 3
                                 -----------
                                (CUSIP Number)


                           Albert A. Woodward, Esq.
                              Maun & Simon, PLC
                       2000 Midwest Plaza Building West
                              801 Nicollet Mall
                        Minneapolis, Minnesota  55402
                                (612) 904-7400
                                --------------
                     (Name, Address and Telephone Number
                       of Person Authorized to Receive
                         Notices and Communications)


                              DECEMBER 14, 1998
                              -----------------
                     (Date of Event which Requires Filing
                              of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                    (Cover page continued on next 25 pages)

                                 SCHEDULE 13D

                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     MARC H. KOZBERG
I.R.S. Identification Nos. of above persons
(entities only)...............................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a member of       (a)     X
a group (see instructions)                         ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings
is required pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization......     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:
   (7) Sole voting power......................      50,000

   (8) Shared voting power....................     400,000

   (9) Sole dispositive power.................      50,000

   (10) Shared dispositive power..............     400,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially                 450,000
owned by each reporting person.
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     1.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     BRUCE E. HENDRY
I.R.S. Identification Nos. of above
persons (entities only)......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only.............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal proceedings
is required pursuant to Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization......     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:
   (7) Sole voting power......................     1,091,300

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     1,091,300

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    1,091,300
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     3.0%
-------------------------------------------------------------------------------
14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     DR. DEMETRE NICOLOFF
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
 member of a group (see instructions)              ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)........     PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power.....................      150,000

   (8) Shared voting power...................      400,000

   (9) Sole dispositive power................      150,000

   (10) Shared dispositive power.............      400,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    550,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)...........................      1.5%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).                                     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     G. JAMES SPINNER
I.R.S. Identification Nos. of above
persons (entities only)......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a
member of a group (see instructions)               (a)     X
                                                   ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of organization......     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................      50,000

   (8) Shared voting power....................     400,000

   (9) Sole dispositive power.................      50,000

   (10) Shared dispositive power..............     400,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    450,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)...........................      1.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     ROBERT H. PAYMAR
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
 (2) Check the appropriate box if a                (a)     X
 member of a group (see instructions)
                                                   ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     100,000

   (8) Shared voting power....................     400,000

   (9) Sole dispositive power.................     100,000

   (10) Shared dispositive power..............     400,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    500,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount
in Row (11) excludes certain shares
(see instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     1.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions)................................      IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     STANLEY I. BARENBAUM
I.R.S. Identification Nos. of above
persons (entities only)......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:
   (7) Sole voting power......................      50,000

   (8) Shared voting power....................     400,000

   (9) Sole dispositive power.................      50,000

   (10) Shared dispositive power..............     400,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    450,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     1.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions)................................      IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     JAMES A. POTTER
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     40,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     40,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    40,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     SUMMIT CAPITAL APPRECIATION FUND LP
I.R.S. Identification Nos. of above
persons (entities only).......................     41-1822728
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     400,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     400,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    400,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     1.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     PN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     CURTIS L. CARLSON FOUNDATION
I.R.S. Identification Nos. of above
persons (entities only).......................     41-6028973
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
 member of a group (see instructions)              ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     135,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     135,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    135,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     NAFCO INSURANCE COMPANY LTD. OF
I.R.S. Identification Nos. of above                BERMUDA
persons (entities only).......................     41-1692396
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
 organization.................................     BERMUDA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     135,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     135,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    135,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)...........................      0.4%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IC
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     REVOCABLE TRUST OF GLEN D. NELSON
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     100,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     100,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    100,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.3%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     CURTIS L. CARLSON OCTAGON TRUST
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     80,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     80,000

   (10) Shared dispositive power .............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    80,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
 instructions)................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     SCOTT C. GAGE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     30,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     30,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    30,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     RICHARD C. GAGE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only.............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     20,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     20,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    20,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     DIANA NELSON
I.R.S. Identification Nos. of above
persons (entities only),,,,,,,,,,,,,,,,,,,,,,,
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     10,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     10,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    10,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     > 0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------

(1) NAMES OF REPORTING PERSONS................     GEOFFREY C. GAGE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     10,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     10,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    10,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     > 0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     WENDY M. NELSON
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     20,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     20,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    20,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     JENNIFER L. NELSON TRUST
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     15,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     15,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    15,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     > 0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     JULIET A. NELSON TRUST
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     15,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     15,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    15,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     > 0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     REVOCABLE TRUST OF EDWIN C. GAGE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     25,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     25,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    25,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     REVOCABLE TRUST OF BARBARA C. GAGE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     25,000

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     25,000

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    25,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     OO
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     BCU INVESTMENTS, L.L.C.
I.R.S. Identification Nos. of above
persons (entities only).......................     41-1925582
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             WC
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     MINNESOTA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     795,100

   (8) Shared voting power....................     -0-

   (9) Sole dispositive power.................     795,100

   (10) Shared dispositive power..............     -0-
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    795,100
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     2.2%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     00
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     NASSER J. KAZEMINY
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     -0-

   (8) Shared voting power....................     795,100

   (9) Sole dispositive power.................     -0-

   (10) Shared dispositive power..............     795,100
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    795,100
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     1.6%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     JOHN K. ELLINGBOE
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     11,500

   (8) Shared voting power....................     40,000

   (9) Sole dispositive power.................     11,500

   (10) Shared dispositive power..............     40,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    51,500
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D


                            CUSIP NO. 099541 20 3

-------------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS................     CATHERINE A. CELLA
I.R.S. Identification Nos. of above
persons (entities only).......................
-------------------------------------------------------------------------------
(2) Check the appropriate box if a                 (a)     X
member of a group (see instructions)               ----------------------------
                                                   (b)
-------------------------------------------------------------------------------
(3) SEC use only..............................
-------------------------------------------------------------------------------
(4) Source of funds (see instructions)             PF
-------------------------------------------------------------------------------
(5) Check if disclosure of legal
proceedings is required pursuant to
Items 2(d) or 2(e).
-------------------------------------------------------------------------------
(6) Citizenship or place of
organization..................................     USA
-------------------------------------------------------------------------------
Number of shares beneficially owned by
each reporting person with:

   (7) Sole voting power......................     -0-

   (8) Shared voting power....................     40,000

   (9) Sole dispositive power.................     -0-

   (10) Shared dispositive power..............     40,000
-------------------------------------------------------------------------------
(11) Aggregate amount beneficially
owned by each reporting person.                    40,000
-------------------------------------------------------------------------------
(12) Check if the aggregate amount in
Row (11) excludes certain shares (see
instructions).
-------------------------------------------------------------------------------
(13) Percent of class represented by
amount in Row (11)............................     0.1%
-------------------------------------------------------------------------------
(14) Type of reporting person (see
instructions).................................     IN
-------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER

     This statement relates to the voting Common Units of Borden Chemicals and Plastics Limited Partnership (the "Issuer"), a Delaware limited partnership, having its principal place of business at Highway 73, Geismar, Louisiana 70734.

ITEM 2.  IDENTITY AND BACKGROUND

     This statement is filed jointly by the individuals and entities identified below (collectively the "Holders"):

1.   Marc H. Kozberg
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Kozberg is an investor and is employed by Dougherty Summit Securities
     LLC

2.   Bruce E. Hendry
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Hendry is an investor and is employed by Dougherty Summit Securities
     LLC

3.   James A. Potter
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Potter is an investor and is employed by Dougherty Summit Securities
     LLC

4.   Dr. Demetre Nicoloff
     920 East 28th Street
     Minneapolis, MN  55407
     Dr. Nicoloff is a physician with an office at the above address.

5.   G. James Spinner
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Spinner is an investor and is employed by Dougherty Summit Securities
     LLC

6.   Robert H. Paymar
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Paymar is an investor and is employed by Dougherty Summit Securities
     LLC

7.   Stanley I. Barenbaum
     c/o Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Mr. Barenbaum is an investor and is self employed

8.   Summit Capital Appreciation Fund LP
     Dougherty Summit Securities LLC
     90 South Seventh Street, Suite 4000
     Minneapolis, MN  55402
     Summit Capital Fund Appreciation Fund LP is a limited partnership organized in Minnesota. SCA Management Partners L.L.P., a Minnesota limited liability partnership, is the general partner of Summit Capital Appreciation Fund LP. Messrs. Kozberg, Nicoloff, Spinner, Paymar, and Barenbaum are the partners of SCA Management Partners L.L.P.

9.   Curtis L. Carlson Foundation
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Curtis L. Carlson Foundation is a foundation organized under the laws of the State of Minnesota.

10.  NAFCO Insurance Company Ltd. of Bermuda
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     NAFCO Insurance Company Ltd. of Bermuda is a corporation organized under the laws of Bermuda.

11.  Revocable Trust of Glen D. Nelson
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Revocable Trust of Glen D. Nelson is a trust organized under the laws of the State of Minnesota.

12.  Curtis L. Carlson Octagon Trust
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Curtis L. Carlson Octagon Trust is a trust organized under the laws of the State of Minnesota.

13.  Scott C. Gage
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Mr. Gage is an investor and is employed by Gage Marketing Group

14.  Richard C. Gage
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Mr. Gage is an investor and small business owner

15.  Diana Nelson
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Ms. Nelson is an investor

16.  Geoffrey C. Gage
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Mr. Gage is an investor and is employed by Gage Marketing Group

17.  Wendy M. Nelson
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Ms. Nelson is an investor

18.  Jennifer L. Nelson Trust
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Jennifer L. Nelson Trust is a trust organized under the laws of the State of Minnesota

19.  Juliet A. Nelson Trust
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Juliet A. Nelson Trust is a trust organized under the laws of the State of Minnesota

20.  Revocable Trust of Edwin C. Gage
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Revocable Trust of Edwin C. Gage is a trust organized under the laws of the State of Minnesota.

21.  Revocable Trust of Barbara C. Gage
     701 Carlson Parkway
     Minneapolis, MN 55459-8215
     Revocable Trust of Barbara C. Gage is a trust organized under the laws of the State of Minnesota.

22.  BCU Investments, L.L.C.
     7803 Glenroy Road
     Bloomington, MN 55439
     BCU Investments, L.L.C. is a Minnesota limited liability company. Its sole member is Nasser J. Kazeminy.

23.  Nasser J. Kazeminy
     c/o BCU Investments, L.L.C.
     7803 Glenroy Road
     Bloomington, MN 55439
     Mr. Kazeminy is an investor.

24.  John K. Ellingboe
     c/o BCU Investments, L.L.C.
     7803 Glenroy Road
     Bloomington, MN 55439
     Mr. Ellingboe is an investor and employed by NJK Holding Corporation.

25.  Catherine A. Cella
     c/o BCU Investments, L.L.C.
     7803 Glenroy Road
     Bloomington, MN 55439
     Ms. Cella is an investor.


     None of the above-referenced Holders has, during the past five years, been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have any of the Holders been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction where, as a result of such proceeding, any of the Holders became subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

     Each individual Holder is a citizen of the United States. Summit Capital Appreciation Fund LP is a limited partnership organized in Minnesota.
 Curtis L. Carlson Foundation is a foundation organized under the laws of the State of Minnesota. NAFCO Insurance Company Ltd. of Bermuda is a corporation organized under the laws of Bermuda. BCU Investments,

L.L.C. is a limited liability company organized under the laws of the State of Minnesota. All of the above referenced trusts are trusts organized under the laws of the State of Minnesota.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     The Common Units of the Issuer were purchased by each Holder from available cash resources or working capital.

ITEM 4.  PURPOSE OF TRANSACTION.

     See Item 3. The Holders have acquired the Common Units of the Issuer for investment purposes. The Holders specifically reserve the right to purchase additional or sell Common Units of the Issuer if they deem it in their best interest, and to communicate with other Unit holders of the Issuer regarding matters of common concern as Unit holders of the Issuer. The Holders do not have any plans or proposals respecting extraordinary corporate transactions effecting the Issuer, sale of its assets, changes in its management, capitalization, dividend policy, business or corporate structure, charter or bylaws, or the listing of the Issuer's securities or similar actions, but the Holders do intend to explore opportunities to enhance Unit holder value. To that end, the Holders intend to explore the retention of an investment banking firm to advise and assist Holders in evaluating strategies for maximizing Unit holder value. Mr. Kozberg and Mr. Hendry, intend to actively monitor management of the Issuer on behalf of the Holders and to consult with management relating to enhancement of Unit holder value.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Information with respect to the aggregate number, and percentage, of all outstanding Common Units beneficially owned as of December 23, 1998 by each of the Holders is set forth below:

                                                                 Percentage of
     Name                             Number of Common Units   Outstanding Units
     ----                             ----------------------   -----------------

     Marc H. Kozberg                          450,000  *             1.2%
     Bruce E. Hendry                        1,091,300                3.0%
     Dr. Demetre Nicoloff                     550,000  *             1.5%
     G. James Spinner                         450,000  *             1.2%
     Robert H. Paymar                         500,000  *             1.4%
     Stanley I. Barenbaum                     450,000  *             1.2%
     James A. Potter                           40,000                0.1%
     Summit Capital Appreciation
        Fund LP                               400,000                1.1%
     Curtis L. Carlson Foundation             135,000                0.4%
     NAFCO Insurance Company
        Ltd. of Bermuda                       135,000                0.4%
     Revocable Trust of Glen D. Nelson        100,000                0.3%
     Curtis L. Carlson Octagon Trust           80,000                0.2%
     Scott C. Gage                             30,000                0.1%
     Richard C. Gage                           20,000                0.1%
     Diana Nelson                              10,000            >   0.1%
     Geoffrey C. Gage                          10,000            >   0.1%
     Wendy M. Nelson                           20,000                0.1%
     Jennifer L. Nelson Trust                  15,000            >   0.1%
     Juliet A. Nelson Trust                    15,000            >   0.1%
     Revocable Trust of Edwin C. Gage          25,000                0.1%
     Revocable Trust of Barbara C. Gage        25,000                0.1%
     BCU Investments, L.L.C.                  795,100                2.2%
     Nasser J. Kazeminy                       795,100  #             2.2%
     John K. Ellingboe                         51,500  ^             0.1%
     Catherine A. Cella                        40,000                0.1%

* Includes 400,000 Common Units owned by Summit Capital Appreciation Fund LP. # Includes 795,100 Common Units owned by BCU Investments, L.L.C.
^ Includes 40,000 Common Units held as joint tenants

     The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference.

     According to the Issuer's most current filing with the SEC, the Issuer has 36,750,000 Common Units outstanding. The Holders, as of December 23, 1998, collectively own 3,397,100 Units of the Issuer's Common Units, constituting approximately 8.7% of all of the outstanding voting Common Units.

     Transactions by the Holders in Common Units of the Issuer since the most recent filing of Schedule 13D, or that were not reported in previous filings, are as follows:


                                                     TYPE OF        NUMBER OF       PRICE/
          NAME                          DATE        TRANSACTION      UNITS           UNIT
          ----                          ----        -----------     ---------       -------
John K. Ellingboe^^                   10/07/98         Buy           10,000          3.13
John K. Ellingboe^^                   10/09/98         Buy           10,000          3.13
John K. Ellingboe^^                   10/29/98         Buy           10,000          3.81
John K. Ellingboe^^                   11/20/98         Buy           10,000          4.63
Wendy L. Nelson                       11/24/98         Buy           20,000          4.1875
Jennifer L. Nelson Trust              11/24/98         Buy           10,000          4.3125
Juliet A. Nelson Trust                11/24/98         Buy           10,000          4.3125
CLC Octagon Trust#                    11/24/98         Sell          20,000          4.1875
CLC Octagon Trust                     11/24/98         Sell          10,000          4.3125
CLC Octagon Trust                     11/24/98         Sell          10,000          4.3125
John K. Ellingboe                     12/09/98         Buy           11,500          4.0
Jennifer L. Nelson Trust              11/30/98         Buy            5,000          4.0417
Juliet A. Nelson Trust                11/30/98         Buy            5,000          4.0417
CLC Family Foundation*                11/30/98         Buy           10,000          4.0417
NAFCO**                               11/30/98         Buy           10,000          4.0417
Revocable Trust of EDG***             11/30/98         Buy           25,000          4.0775
Revocable Trust of BCG^               11/30/98         Buy           25,000          4.0775
BCU, L.L.C.##                         12/10/98         Buy          195,200          4.2340
BCU, L.L.C.##                         12/11/98         Buy          196,700          4.4371
BCU, L.L.C.##                         12/14/98         Buy           37,900          4.4589
BCU, L.L.C.##                         12/15/98         Buy           30,500          4.4773
BCU, L.L.C.##                         12/16/98         Buy           67,800          4.4927
BCU, L.L.C.##                         12/17/98         Buy           65,900          4.4725
BCU, L.L.C.##                         12/18/98         Buy           26,000          4.4952
BCU, L.L.C.                           12/21/98         Buy           61,000          4.4846
BCU, L.L.C.                           12/22/98         Buy          114,100          4.467

TOTAL (SELL)                          (40,000)
TOTAL (BUY)                           791,500
                                      -------
TOTAL (NET)                           751,500

*    Curtis L. Carlson Family Foundation
**   NAFCO Insurance Company Ltd. of Bermuda
***  Revocable Trust of Edwin C. Gage
#    Curtis L. Carlson Octagon Trust
^    Revocable Trust of Barbara C. Gage
##   BCU Investments, L.L.C.
^^   Purchased as joint tenant with Catherine A. Cella

     The parallel buy and sell transactions on November 24, 1998 reflect a reallocation of 40,000 Units of the Issuer among members of the Group. The purchases of those Units were reflected in earlier Schedule 13D filings.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     None.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit A -- Agreement as to joint filing pursuant to Regulation Section 240.13d-1(f)(1)(iii).

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Bruce E. Hendry
                                        ---------------------------------------
                                        Bruce E. Hendry


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Marc H. Kozberg
                                        ---------------------------------------
                                        Marc H. Kozberg


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Dr. Demetre Nicoloff
                                        ---------------------------------------
                                        Dr. Demetre Nicoloff


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ G. James Spinner
                                        ---------------------------------------
                                        G. James Spinner

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Robert H. Paymar
                                        ---------------------------------------
                                        Robert H. Paymar


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Stanley I. Barenbaum
                                        ---------------------------------------
                                        Stanley I. Barenbaum


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ James A. Potter
                                        ---------------------------------------
                                        James A. Potter

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        SUMMIT CAPITAL APPRECIATION
                                        FUND LP

                                        By:  SCA Management Partners L.L.P.

                                            By: /s/ Marc H. Kozberg
                                               --------------------------------
                                                  Marc H. Kozberg, a partner


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        CURTIS L. CARLSON FOUNDATION

                                        By: /s/ Donna Snyder
                                           ------------------------------------
                                                Donna Snyder, Secretary


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        NAFCO INSURANCE COMPANY LTD.
                                        OF BERMUDA

                                        By: /s/ Mary Stotts
                                           ------------------------------------
                                                Mary Stotts, Authorized Agent

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        REVOCABLE TRUST OF GLEN D.
                                        NELSON

                                        By: /s/ Glen D. Nelson
                                           ------------------------------------
                                                 Glen D. Nelson, Trustee


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        CURTIS L. CARLSON OCTAGON
                                        TRUST

                                        By: /s/ John Flottmeier
                                           ------------------------------------
                                              John Flottmeier, Trust Manager


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Scott C. Gage
                                        ---------------------------------------
                                        Scott C. Gage

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Richard C. Gage
                                        ---------------------------------------
                                        Richard C. Gage


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Diana L. Nelson
                                        ---------------------------------------
                                        Diana Nelson


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Geoffrey C. Gage
                                        ---------------------------------------
                                        Geoffrey C. Gage


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        /s/ Wendy M. Nelson
                                        ---------------------------------------
                                        Wendy M. Nelson

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        JENNIFER L. NELSON TRUST

                                        By: /s/ Curtis C. Nelson
                                            -----------------------------------
                                            Curtis C. Nelson       Trustee
                                            ----------------,  ----------------


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        JULIET A. NELSON TRUST

                                        By: /s/ Curtis C. Nelson
                                            -----------------------------------
                                            Curtis C. Nelson       Trustee
                                            ----------------,  ----------------


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        REVOCABLE TRUST OF EDWIN C.
                                        GAGE TRUST

                                        By: /s/ John Flottmeier
                                            -----------------------------------
                                            John Flottmeier    Trust Manager
                                            ----------------,  ----------------

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        REVOCABLE TRUST OF BARBARA C.
                                        GAGE

                                        By: /s/ John Flottmeier
                                            -----------------------------------
                                            John Flottmeier    Trust Manager
                                            ----------------,  ----------------


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                        BCU INVESTMENTS, L.L.C.

                                        By: /s/ Nasser J. Kazeminy
                                            -----------------------------------
                                               Nasser J. Kazeminy, Chairman


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                            /s/ Nasser J. Kazeminy
                                            -----------------------------------
                                            Nasser J. Kazeminy

                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                            /s/ John K. Ellingboe
                                            -----------------------------------
                                            John K. Ellingboe


                                   SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  December 28, 1998

                                            /s/ Catherine A. Cella
                                            -----------------------------------
                                            Catherine A. Cella

                                   EXHIBIT A

                         AGREEMENT AS TO JOINT FILING


     Pursuant to Regulation Section 240.13d-1(f)(1)(iii), the undersigned acknowledge and agree that the attached Schedule 13D relating to Borden Chemicals and Plastics Limited Partnership is being filed on behalf of each of the undersigned.

                                            /s/ Bruce E. Hendry
                                            -----------------------------------
                                            Bruce E. Hendry

                                            /s/ Marc H. Kozberg
                                            -----------------------------------
                                            Marc H. Kozberg

                                            /s/ Dr. Demetre Nicoloff
                                            -----------------------------------
                                            Dr. Demetre Nicoloff

                                            /s/ G. James Spinner
                                            -----------------------------------
                                            G. James Spinner

                                            /s/ Robert H. Paymar
                                            -----------------------------------
                                            Robert H. Paymar

                                            /s/ Stanley I. Barenbaum
                                            -----------------------------------
                                            Stanley I. Barenbaum

                                            /s/ James A. Potter
                                            -----------------------------------
                                            James A. Potter

                                            SUMMIT CAPITAL APPRECIATION
                                             FUND LP

                                            By:  SCA Management Partners L.L.P.

                                                 By: /s/ Marc H. Kozberg
                                                    ---------------------------
                                                     Marc H. Kozberg, a partner

                                            CURTIS L. CARLSON FOUNDATION

                                            By: /s/ Donna D. Snyder
                                               --------------------------------
                                                   Donna Snyder, Secretary

                                            NAFCO INSURANCE COMPANY LTD.
                                            OF BERMUDA

                                            By: /s/ Mary Stotts
                                               --------------------------------
                                                   Mary Stotts, Authorized Agent

                                            REVOCABLE TRUST OF GLEN D.
                                            NELSON

                                            By: /s/ Glen D. Nelson
                                               --------------------------------
                                                  Glen D. Nelson, Trustee

                                            CURTIS L. CARLSON OCTAGON
                                            TRUST

                                            By: /s/ John Flottmeier
                                               --------------------------------
                                                John Flottmeier, Trust Manager

                                               /s/ Scott C. Gage
                                               --------------------------------
                                               Scott C. Gage

                                               /s/ Richard C. Gage
                                               --------------------------------
                                               Richard C. Gage

                                               /s/ Diana L. Nelson
                                               --------------------------------
                                               Diana Nelson

                                               /s/ Geoffrey C. Gage
                                               --------------------------------
                                               Geoffrey C. Gage

                                               /s/ Wendy M. Nelson
                                               --------------------------------
                                               Wendy M. Nelson

                                              JENNIFER L. NELSON TRUST

                                              By: /s/ Curtis C. Nelson
                                                 ------------------------------
                                                 Curtis C. Nelson    Trustee
                                                 ----------------, ------------


                                              JULIET A. NELSON TRUST

                                              By: /s/ Curtis C. Nelson
                                                 ------------------------------
                                                 Curtis C. Nelson    Trustee
                                                 ----------------, ------------


                                             REVOCABLE TRUST OF EDWIN C.
                                             GAGE

                                             By: /s/ John Flottmeier
                                                 ------------------------------
                                                 John Flottmeier  Trust Manager
                                                 ---------------, -------------


                                             REVOCABLE TRUST OF BARBARA C.
                                             GAGE

                                              By: /s/ John Flottmeier
                                                 ------------------------------
                                                 John Flottmeier  Trust Manager
                                                 ---------------, -------------


                                             BCU INVESTMENTS, L.L.C.

                                             By: /s/ Nasser J. Kazeminy
                                                 ------------------------------
                                                  Nasser J. Kazeminy, Chairman

                                             /s/ Nasser J. Kazeminy
                                             ----------------------------------
                                             Nasser J. Kazeminy

                                             /s/ John K. Ellingboe
                                             ----------------------------------
                                             John K. Ellingboe

                                             /s/ Catherine A. Cella
                                             ----------------------------------
                                             Catherine A. Cella